Exhibit 99.1

MAM Software Reports Fiscal Fourth Quarter and Full Year Results

MAM ends the fiscal year with strong results and recurring revenues grows to 83%

BLUE BELL, Pennsylvania, September 28, 2017 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) for its fourth fiscal quarter and year ended June 30, 2017, through the filing on September 28, 2017 of its Annual Report on Form 10-K with the Securities and Exchange Commission:

(In thousands, except per share data)	For the Three Months Ended June 30,		For the Years Ended June 30,
	2017	2016	2017	2016
Net revenues	$8,279	$8,400	$31,596	$32,212
Gross profit	$4,465	$4,764	$17,403	$17,614
Operating income	$1,582	$1,163	$4,217	$3,800
Income before income taxes	$1,469	$1,045	$3,658	$3,741
Net income	$2,436	$1,388	$4,578	$3,552
Earnings per share attributed to common stockholders – basic	$0.21	$0.12	$0.39	$0.29
Earnings per share attributed to common stockholders – diluted	$0.21	$0.12	$0.39	$0.28
Weighted average shares outstanding – basic	11,739	11,769	11,732	12,314
Weighted average shares outstanding – diluted	11,802	11,929	11,786	12,490

Michael Jamieson, MAM Software Group President and Chief Executive Officer commented, “Fiscal 2017 was extremely productive in terms of product development, pipeline growth and overall business momentum. We successfully implemented several large new customers and closed multiple perpetual licenses transactions in the fourth quarter to help deliver strong quarterly results that included revenue growth of 6.6% on a constant currency basis and fiscal 2017 full-year Adjusted EBITDA* of $5.1 million, well ahead of our guidance of $4.1 million to $4.6 million.”

“We are particularly pleased with the work our team has completed to bring our large, complex development projects to their current state, including the scheduled go-live of our first VAST Online customer in October 2017,” continued Jamieson. “As a result, the interest in our VAST Online cloud solution and our engagement in active discussions with potential customers has increased. The investments we are making in products are laying a solid foundation for growth that is beginning to produce tangible results.”

Fourth Quarter Highlights:

●	Net revenues of $8.3 million were down 1.4% compared to $8.4 million for the same period last year. On a constant currency basis, revenues were up 6.6% over the same period last year.

●

Recurring revenues were 82.9% of total revenues compared to 79.3% of total revenues for the same period last year. On a constant currency basis, recurring revenue increased $781,000, or 11.7%, as compared to the fourth quarter last year.

●	Total Software as a Service (SaaS) revenues increased 15.4% year-over-year and 8.3% sequentially. On a constant currency basis, SaaS revenues were up 25.9% year-over-year.

●

Operating income was $1.6 million, or 19.1% of revenues, versus $1.2 million, or 13.9% of revenues, for the same period last year. Changes in foreign currency exchange rates negatively impacted operating income by $197,000, as compared to the same period last year.

●

Adjusted EBITDA* was $1.8 million, or 22.2% of revenues, versus $1.5 million, or 17.3% of revenues, for the same period last year. Changes in foreign currency exchange rates negatively impacted Adjusted EBITDA* by $206,000, as compared to the same period last year.

●

Net income was $2.4 million as compared to $1.4 million in the same period last year. Changes in foreign currency exchange rates negatively impacted net income by $156,000, or $0.01 per basic and diluted share, as compared to the same period last year.

Fourth Quarter Financial Results:

Net revenues were $8.3 million for the quarter ended June 30, 2017, versus $8.4 million for the same period last year, a decrease of $121,000 or 1.4%.

●	On a constant currency basis, revenue was up 6.6% over the same period last year.

●

Recurring revenue for the quarter was $6.9 million, or 82.9% of total revenue, an increase of $199,000 or 3.0%, over $6.7 million, or 79.3% of total revenue, for the fourth quarter last year. Sequentially, recurring revenue increased $384,000, or 5.9%, compared to $6.5 million in the fiscal third quarter of 2017. On a constant currency basis, recurring revenue increased $781,000, or 11.7%, as compared to the fourth quarter last year, and increased by $259,000, or 3.6%, sequentially.

●

Total Software as a Service (SaaS) revenue for the quarter was $2.4 million, an increase of $320,000, or 15.4%, year-over-year, and an increase of $184,000, or 8.3%, sequentially when compared to the third quarter of fiscal 2017. On a constant currency basis, SaaS revenue increased $540,000, or 25.9%, as compared to the fourth quarter last year, and increased by $141,000, or 5.7%, sequentially. The increase in the SaaS revenue was primarily attributable to a 11.0% increase in Autowork Online (SaaS) revenue for the quarter to $1.5 million, and a 23.2% increase in Autopart Online (SaaS) revenue for the quarter to $925,000.

●

Total Data as a Service (DaaS) revenue for the quarter was $2.2 million, a decrease of $209,000, or 8.6%, year over year, and an increase of $10,000, or 0.5%, sequentially when compared to the fiscal third quarter of 2017. On a constant currency basis, DaaS revenue slightly decreased $12,000, or 0.5%, as compared to the same period last year, and decreased $43,000, or 1.8% sequentially, due to the timing of holidays.

Gross profit for the quarter was $4.5 million, or 53.9% of total revenue, a decrease of $299,000 compared to $4.8 million, or 56.7% of total revenue, for the same period last year.

Operating expenses for the quarter decreased by $716,000 to $2.9 million, a decrease of 19.9% as compared to the $3.6 million for the same period last year. The decrease was primarily the result of the impact from foreign currency movements, adjustments to annual incentive compensation plans, the timing of commissions, and lower bad debt expense, partially offset by increased R&D expenses primarily to support new client growth.

Operating income for the quarter increased by $418,000 or 35.9%, to $1.6 million, as compared to $1.2 million for the same period last year.

Other expense for the quarter was $112,000 and compares to $118,000 for the same period last year.

Net income for the quarter increased by $1.0 million, or 75.6%, to $2.4 million, or $0.21 per basic and diluted share, compared to net income of $1.4 million, or $0.12 per basic and diluted share, for the same period last year. Net income for the fourth quarter of fiscal year 2017 included a tax benefit of $968,000 primarily related to a partial release of the valuation allowance and the impact of adopting a new accounting pronouncement.

Fiscal 2017 Full Year Highlights

●	Net revenues were $31.6 million, a decrease of 1.9% compared to $32.2 million in the same period last year. On a constant currency basis, revenues would have been $35.0 million.

●

Recurring revenues increased 1.7% to $26.0 million compared to $25.6 million in the same period last year. Recurring revenues were 82.4% of total revenues compared to 79.5% in the same period last year.

●	Total Software as a Service (SaaS) revenue increased 22.5% to $8.7 million compared to $7.1 million in the same period last year.

●

Operating income was $4.2 million, or 13.3% of revenues, versus $3.8 million, or 11.8% of revenues, for the same period last year. Changes in foreign currency exchange rates negatively impacted operating income by $853,000, as compared to the same period last year.

●

Adjusted EBITDA* was $5.1 million, or 16.2% of revenues, versus $5.0 million, or 15.7% of revenues, for the same period last year. Changes in foreign currency exchange rates negatively impacted Adjusted EBITDA* by $903,000, as compared to the same period last year.

●

Net income was $4.6 million as compared to $3.6 million in the same period last year. Changes in foreign currency exchange rates negatively impacted net income by $814,000, or $0.07 per basic and diluted share, as compared to the same period last year.

Fiscal 2017 Full Year Financial Results:

Net revenues were $31.6 million for the 12 months ended June 30, 2017 versus $32.2 million for the same period last year, a decrease of $616,000 or 1.9%.

●	On a constant currency basis, revenues were up 8.8% over the same period last year.

●

Recurring revenues for the 12 months were $26.0 million, or 82.4% of total revenues, an increase of $444,000 or 1.7%, over $25.6 million, or 79.5% of total revenues for the same period last year. On a constant currency basis, recurring revenue increased $781,000, or 11.7%, as compared to the same period last year.

●

Total Software as a Service (SaaS) revenues for the 12 months were $8.7 million, an increase of $1.6 million, or 22.5%, year-over-year. On a constant currency basis, SaaS revenue increased $2.7 million, or 38.2%, as compared to the same period last year. The increase in the SaaS revenues was primarily attributable to a 19.8% increase in Autowork Online (SaaS) revenues for the 12 months to $5.3 million, and a 27.2% increase in Autopart Online (SaaS) revenues for the 12 months to $3.4 million.

●

Total Data as a Service (DaaS) revenues for the 12 months were $8.8 million, a decrease of $953,000, or 9.8%, year over year. On a constant currency basis, DaaS revenue increased $107,000, or 1.1%, as compared to the same period last year.

Gross profit for the twelve months ended June 30, 2017 was $17.4 million, or 55.1% of total revenue, a decrease of $211,000 compared to $17.6 million, or 54.7% of total revenue, for the same period last year. Changes in foreign currency exchange rates negatively impacted gross profit by $1.9 million, as compared to the same period last year. At constant currency, the increase in gross profit margins was primarily the result of higher margin nonrecurring revenues primarily related to Autopart software license deals, and increased ALLDATA user counts, pricing, and customization, partially offset by increases in professional services headcount and infrastructure to support growth.

Operating expenses for the twelve months ended June 30, 2017 decreased by $628,000 to $13.2 million, a decrease of 4.5% as compared to the $13.8 million for the same period last year. The decrease was primarily the result of favorable foreign exchange rates, partially offset by increased R&D expenses primarily to support new client growth and increases to the annual incentive plans.

Operating income for the twelve months ended June 30, 2017 increased by $417,000, or 11.0%, to $4.2 million as compared to $3.8 million for the same period last year.

Other expense for the twelve months ended June 30, 2017 of $559,000 was the result of net interest expense on outstanding debt and compares to $59,000 for the same period last year. Other expense for the twelve months ended June 30, 2016 included a $217,000 gain from the settlement of liabilities with certain vendors.

Net income for the twelve months ended June 30, 2017 increased by $1.0 million, or 28.9%, to $4.6 million, or $0.39 per basic and diluted share, compared to net income of $3.6 million, or $0.29 per basic and $0.28 per diluted share, for the same period last year. Changes in foreign currency exchange rates negatively impacted net income by $814,000, or $0.07 per basic and diluted share, as compared to the same period last year. Net income for fiscal year 2017 includes a tax benefit of $920,000 primarily related to a partial release of the valuation allowance and the impact of adopting a new accounting pronouncement.

Balance Sheet and Other Financial Highlights

●	The Company ended the fiscal year with $1.3 million in cash after capital expenditures and capitalized software development costs of $2.8 million.
●	As of June 30, 2017, the Company had $8.1 million of debt outstanding under its $12 million credit facility.
●	Stockholders' equity increased from $5.0 million at June 30, 2016, or 92.8%, to $9.7 million at June 30, 2017.
●	As of June 30, 2017, there were 12.3 million shares of common stock outstanding.

Business Outlook

The Company's expectations for fiscal year 2018 Adjusted EBITDA* is in the range of $5.5 million to $6.0 million, on a constant currency basis.

Conference Call Information

The Company has scheduled a conference call for Friday, September 29, 2017, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

●	Toll-Free: 888-802-2239
●	Toll/International: 719-325-2428
●	UK Toll-Free: 0 808 101 7162

A replay will be available until October 13, 2017 by calling 1-844-512-2921 (United States) or 1-412-317-6671 (toll/UK/international). Please use pin number 1226077 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of cloud-based business and on-premise management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash equity compensation, and other special non-recurring charges. A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30,	June 30,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$1,260	$491
Accounts receivable, net of allowance of $332 and $359, respectively	4,644	4,627
Inventories	384	221
Prepaid expenses and other current assets	1,433	1,495
Income tax receivable	168	535
Total Current Assets	7,889	7,369

Property and Equipment, Net	511	581

Other Assets
Goodwill	8,191	8,363
Intangible assets, net	639	739
Software development costs, net	7,634	5,234
Deferred income taxes	1,679	-
Other long-term assets	109	68
TOTAL ASSETS	$26,652	$22,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,334	$1,618
Accrued expenses and other liabilities	2,165	1,811
Payroll and other taxes	815	1,188
Current portion of long-term debt	1,734	1,879
Current portion of deferred revenue	1,477	939
Sales tax payable	761	750
Income tax payable	506	1
Total Current Liabilities	8,792	8,186

Long-Term Liabilities
Deferred revenue, net of current portion	534	273
Deferred income taxes	682	535
Long-term debt, net of current portion	6,386	7,808
Other long-term liabilities	583	533
Total Liabilities	16,977	17,335
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000 shares authorized, 12,313 shares issued and 12,308 shares outstanding at June 30, 2017, and 13,199 shares issued and 12,410 shares outstanding at June 30, 2016	1	1
Additional paid-in capital	14,180	16,162
Accumulated other comprehensive loss	(3,283)	(2,985)
Accumulated deficit	(1,207)	(5,785)
Treasury stock at cost, 5 shares at June 30, 2017 and 790 shares at June 30, 2016	(16)	(2,374)
Total Stockholders' Equity	9,675	5,019
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,652	$22,354

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended		For the Years Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net revenues	$8,279	$8,400	$31,596	$32,212
Cost of revenues	3,814	3,636	14,193	14,598
Gross Profit	4,465	4,764	17,403	17,614

Operating Expenses
Research and development	937	959	3,791	3,777
Sales and marketing	799	992	3,659	4,009
General and administrative	1,089	1,587	5,505	5,658
Depreciation and amortization	58	63	231	370
Total Operating Expenses	2,883	3,601	13,186	13,814

Operating Income	1,582	1,163	4,217	3,800

Other Income (Expense)
Interest expense, net	(112)	(118)	(559)	(276)
Gain on settlement of liabilities	-	-	-	217
Total other income (expense), net	(112)	(118)	(559)	(59)

Income before provision (benefit) for income taxes	1,469	1,045	3,658	3,741

Income tax expense (benefit)	(968)	(343)	(920)	189

Net Income	$2,436	$1,388	$4,578	$3,552

Earnings per share attributed to common stockholders – basic	$0.21	$0.12	$0.39	$0.29
Earnings per share attributed to common stockholders - diluted	$0.21	$0.12	$0.39	$0.28

Weighted average common shares outstanding – basic	11,739	11,769	11,732	12,314
Weighted average common shares outstanding – diluted	11,802	11,929	11,786	12,490

Net Income	$2,436	$1,388	$4,578	$3,552
Foreign currency translation income (loss)	333	(676)	(298)	(1,744)
Total Comprehensive Income	$2,769	$712	$4,280	$1,808

MAM SOFTWARE GROUP, INC.

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended
	June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,578	$3,552
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	283	257
Depreciation and amortization	537	648
Amortization of debt discount and debt issuance costs	139	32
Deferred income taxes	(1,523)	359
Stock-based compensation expense	375	383

Changes in assets and liabilities:
Accounts receivable	(386)	(881)
Inventories	(169)	(70)
Prepaid expenses and other assets	(6)	42
Income tax receivable	352	(535)
Accounts payable	(264)	(215)
Accrued expenses and other liabilities	514	(988)
Income tax payable	593	-
Payroll and other taxes	(314)	183
Deferred revenue	816	478
NET CASH PROVIDED BY OPERATING ACTIVITIES	5,525	3,245

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(96)	(207)
Capitalized software development costs	(2,729)	(2,759)
Business acquisition, net of cash acquired	-	(453)
NET CASH USED IN INVESTING ACTIVITIES	(2,825)	(3,419)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock for treasury	-	(161)
Repurchase of common stock	-	(15,000)
Common stock surrendered to pay for tax withholding	(150)	-
Payment for acquisition of debt	(144)	(123)
Payment of fees for repurchase of common stock	-	(118)
Proceeds from long-term debt	9,519	10,729
Repayment of long-term debt	(11,081)	(950)
Proceeds from exercise of stock options	16	-
NET CASH USED IN FINANCING ACTIVITIES	(1,840)	(5,623)

Effect of exchange rate changes	(91)	(505)
Net change in cash and cash equivalents	769	(6,302)
Cash and cash equivalents at beginning of year	491	6,793
Cash and cash equivalents at end of year	$1,260	$491

MAM SOFTWARE GROUP, INC.
Calculation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Non-GAAP)
(Unaudited) (In thousands)

	For the Three Months Ended June 30,		For the Years Ended June 30,
	2017	2016	2017	2016
Net income (GAAP)	$2,436	$1,388	$4,578	$3,552
Interest expense, net	112	118	559	276
Income tax expense (benefit)	(968)	(343)	(920)	189
Depreciation and amortization	163	134	537	648
Non-cash stock-based compensation	97	158	375	383
Adjusted EBITDA (Non-GAAP)	$1,840	$1,455	$5,129	$5,048